EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brinker International:

We consent to the incorporation by reference in the Registration Statement No. 333-125289 on Form S-8 of Brinker International, Inc. of our report dated June 8, 2009, appearing in this Annual Report on Form 11-K of The Brinker International 401(k) Savings Plan for the years ended December 31, 2008 and 2007.

/s/ Whitley Penn LLP

Dallas, Texas
June 8, 2009